Exhibit 99.1

                     PMC-Sierra Provides Update on
  Acquisition of Storage Semiconductor Business and Reaffirms First
                    Quarter 2006 Business Outlook

    SANTA CLARA, Calif.--(BUSINESS WIRE)--Feb. 27, 2006--PMC-Sierra, Inc. (NASDAQ:PMCS), a leading provider of broadband communications and storage semiconductors, is today providing an update regarding its First Quarter 2006 business outlook and the status of the closing of its acquisition of the storage semiconductor business of Avago Technologies.
    The Company's revenue in the First Quarter of 2006 is expected to be consistent with the business outlook provided during its Fourth Quarter 2005 earnings conference call on January 25th, 2006. The business outlook provided at that time estimated that revenues would be in the range of $78 to $80 million in the First Quarter of 2006 (excluding any revenues from the acquisition of the storage semiconductor business).
    Regarding the acquisition of the storage business from Avago Technologies, the Company expects the transaction to close on or before March 1st, 2006. On October 30th 2005, PMC-Sierra announced that it had entered into an agreement to purchase the former storage semiconductor business of Agilent Technologies from Avago Technologies Pte. Limited, an entity created by Kohlberg Kravis Roberts & Co. and Silver Lake Partners.
    Management will be hosting a webcast conference call today at 1:30 p.m. Pacific time that will be accessible on the Company's website under the Financial Events and Calendar section at http://investor.pmc-sierra.com/. To listen to the conference call live by telephone, dial (719) 457-2622 approximately ten minutes before the start time. A telephone playback will be available after the completion of the call and can be accessed at (719) 457-0820 using the access code 4800961. A replay of the webcast will be available for five business days.

    Safe Harbor Statement

    PMC-Sierra's forward-looking statements involve risks and uncertainties. Actual results may differ from projections for varied reasons, including changes in semiconductor market conditions, demand for semiconductor products, the level of orders that are placed and shipped within the quarter, the impact of competitive products and pricing, technological and product development risks, and other risk factors relating to PMC's business detailed in the Company's Securities and Exchange Commission filings. PMC-Sierra does not undertake any obligation to update the forward-looking statements.

    About PMC-Sierra

    PMC-Sierra(TM) is a leading provider of broadband communications and storage semiconductors for enterprise, access, metro, storage, wireless infrastructure, laser printers and customer premises equipment. The company offers worldwide technical and sales support, including a network of offices throughout North America, Europe and Asia. The company is publicly traded on the NASDAQ Stock Market under the PMCS symbol and is included in the S&P 500 Index. For more information, visit www.pmc-sierra.com.

    (C) Copyright PMC-Sierra, Inc. 2006. All rights reserved. PMC, PMCS, PMC-Sierra, and "Thinking You can Build On" are trademarks of PMC-Sierra, Inc. All other trademarks are the property of the respective owners.



    CONTACT: PMC-Sierra, Inc.
             Alan Krock, Vice President & CFO
             408-988-1204
             or
             David Climie, Director, Corp. Comm. and I.R.
             408-988-8276
             or
             Susan Shaw, Manager, Communications
             408-988-8515